Exhibit 99.1

September 7, 2023

Liberty Media Corporation Prices Private Offering of $1.0 Billion of 2.375% Exchangeable Senior Debentures Due 2053

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) announced today that it has priced and agreed to sell to initial purchasers in a private offering $1.0 billion aggregate original principal amount of its 2.375% exchangeable senior debentures due 2053 (the “Debentures”). Liberty has also granted to the initial purchasers an option to purchase up to an additional $150 million aggregate original principal amount of Debentures.

Upon an exchange of Debentures, Liberty may, at its option, deliver shares of Live Nation Entertainment, Inc. (“Live Nation”) common stock, the value thereof in cash, or a combination of shares of Live Nation common stock and cash. Initially, 9.5320 shares of Live Nation common stock are attributable to each $1,000 original principal amount of Debentures, representing an initial exchange price of approximately $104.91 for each share of Live Nation common stock. A total of approximately 9.5 million shares of Live Nation common stock are initially attributable to the Debentures (assuming the initial purchasers do not exercise their option to purchase additional Debentures). Interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2023. The Debentures may be redeemed by Liberty, in whole or in part, on or after September 30, 2028. Holders of the Debentures also have the right to require Liberty to purchase their Debentures on September 30, 2028. The redemption and purchase price will generally equal 100% of the adjusted principal amount of the Debentures plus accrued and unpaid interest to the redemption date, plus any final period distribution.

The offering is expected to close on September 14, 2023, subject to the satisfaction of customary closing conditions and is expected to result in approximately $985 million in net proceeds to Liberty after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Liberty (assuming no exercise of the initial purchasers’ option to purchase additional Debentures). The net proceeds, as well as the Debentures, will be attributed to the Liberty Live Group tracking stock.

Liberty expects to use the net proceeds of the offering to repurchase a total of approximately $713 million in aggregate adjusted principal amount of its 0.5% Exchangeable Senior Debentures due 2050 pursuant to individually privately negotiated transactions. Liberty expects to use the remaining net proceeds of the offering to settle exchanges of, or to redeem or repurchase, its remaining 0.5% Exchangeable Senior Debentures due 2050 in accordance with the terms of the indenture governing such debentures, and for general corporate purposes. As of June 30, 2023, there was $920 million aggregate adjusted principal amount of 0.5% Exchangeable Debentures due 2050 outstanding. The 0.5% Exchangeable Senior Debentures due 2050 may be redeemed by Liberty, in whole or in part, on or after September 1, 2024 and holders of such debentures also have the right to require Liberty to purchase such debentures on September 1, 2024.

The offering of the Debentures has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Debentures are being offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the completion of the offering of Debentures and the use of proceeds therefrom. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including its Registration Statement on Form S-4 (File No. 333-268921), as amended, and its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty’s interest in SiriusXM. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty’s subsidiary Formula 1 and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty’s interest in Live Nation and other minority investments.

Liberty Media Corporation

Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation